Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Trellis Earth Products, Inc.
Portland, Oregon

We hereby consent to the inclusion in this Registration Statement of Trellis Earth Products, Inc. on Form S-1 dated September 21, 2011 of our report dated September 20, 2011 with respect to the balance sheets of Trellis Earth Products, Inc. as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2010 and 2009. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
September 23, 2011